Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Full Year and Fourth Quarter Results
Whippany, New Jersey, November 10, 2011 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its fourth quarter and fiscal year ended September 24, 2011.
Fiscal Year 2011 Results
Net income for fiscal 2011 amounted to $115.0 million, or $3.24 per Common Unit, compared to $115.3 million, or $3.26 per Common Unit, in fiscal 2010. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal 2011 amounted to $178.9 million, compared to $174.7 million for fiscal 2010.
Net income and EBITDA for fiscal 2011 included a $2.0 million charge for severance costs associated with the realignment of the Partnership’s field operations, as well as a non-cash charge of $2.9 million to accelerate depreciation expense on assets taken out of service. By comparison, net income and EBITDA for fiscal 2010 included: (i) a loss on debt extinguishment of $9.5 million associated with a refinancing of the Partnership’s senior notes; (ii) a non-cash pension settlement charge of $2.8 million; and (iii) a non-cash charge of $1.8 million to accelerate depreciation expense on assets taken out of service. Adjusted EBITDA (as defined and reconciled below) amounted to $179.4 million in fiscal 2011, compared to $192.4 million in fiscal 2010.
In announcing the full-year results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “Fiscal 2011 was every bit as challenging as we expected it to be, with continued weakness in the economy and rising commodity prices putting pressure on both volumes and margins. In response to the challenging business environment facing the industry, we continue to adapt our operating model and invest in technology to put our people in the best position to focus on quality customer service and growing our customer base. Following the realignment efforts implemented in the second quarter of fiscal 2011, we have already started to see some of the operational and financial benefits that we anticipated, ending the fiscal year with two consecutive quarters of year-over-year improvement in Adjusted EBITDA.”
Mr. Dunn added, “At the same time, our balance sheet remains strong. We continued to fund all working capital needs from cash on hand, and we ended the quarter with nearly $150 million of cash. While we expect many of the challenges to persist into fiscal 2012, we believe we are well positioned to leverage our strengths to be opportunistic in the marketplace.”

Retail propane gallons sold for fiscal 2011 decreased 19.0 million gallons, or 6.0%, to 298.9 million gallons from 317.9 million gallons in fiscal 2010. Sales of fuel oil and other refined fuels decreased 6.0 million gallons, or 13.9%, to 37.2 million gallons compared to 43.2 million gallons in the prior year. Sales volumes in both segments continued to be negatively affected by weakness in the economy, coupled with customer conservation attributable to the high commodity price environment relative to historical levels. Average posted prices for propane and fuel oil were 26.7% and 36.6% higher, respectively, compared to fiscal 2010, as commodity prices continued to rise throughout much of fiscal 2011. From a weather perspective, average temperatures for fiscal 2011 were 1% warmer than normal, compared to 4% warmer than normal in the prior year.
Revenues for fiscal year 2011 of $1,190.6 million increased $53.9 million, or 4.7%, compared to the prior year, primarily due to higher average selling prices attributable to higher base commodity prices, offset to an extent by lower volumes sold. Cost of products sold for fiscal 2011 of $678.7 million increased $80.2 million, or 13.4%, compared to $598.5 million in the prior year as a result of higher wholesale product costs. Cost of products sold in fiscal 2011 included a $1.4 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $5.4 million unrealized (non-cash) loss in the prior year; these unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $331.0 million for fiscal year 2011 were $20.2 million, or 5.8%, lower than the prior fiscal year, primarily due to lower variable compensation attributed to lower earnings and continued savings in payroll and benefit related expenses, offset to an extent by higher fuel costs to operate our fleet. Depreciation and amortization expense of $35.6 million increased $4.8 million, or 15.6%, primarily due to the impact of prior year acquisitions, as well as from the non-cash charges related to the accelerated depreciation referenced above.
Net interest expense of $27.4 million for fiscal 2011 was flat with the prior year. For the fifth consecutive year, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the year with $149.6 million of cash.
Fourth Quarter 2011 Results
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter. Net loss in the three months ended September 24, 2011 was $21.7 million, or $0.61 per Common Unit, compared to a net loss of $24.8 million, or $0.70 per Common Unit, for the fourth quarter of fiscal 2010. Net loss and EBITDA for the fourth quarter of fiscal 2010 included the non-cash pension settlement charge of $2.8 million referenced in the discussion of full year results. Excluding the one-time charge in the fourth quarter of fiscal 2010 and the effects of the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2011 improved $2.0 million to a loss of $4.6 million, compared to a loss of $6.6 million for the fourth quarter of fiscal 2010.

Retail propane gallons sold in the fourth quarter of fiscal 2011 decreased 3.4 million gallons, or 7.2%, to 44.0 million gallons, compared to 47.4 million gallons in the prior year fourth quarter. Sales of fuel oil and other refined fuels decreased 1.1 million gallons, to 4.0 million gallons compared to 5.1 million gallons during the fourth quarter of fiscal 2010.
Cost of products sold for the fourth quarter of fiscal 2011 of $107.2 million increased $14.2 million, or 15.3%, compared to the prior year fourth quarter primarily as a result of higher wholesale product costs. Costs of product sold for the fourth quarter of fiscal 2011 included a $0.8 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to an unrealized (non-cash) loss of $0.5 million in the prior year fourth quarter. Combined operating and general and administrative expenses of $79.7 million decreased $2.5 million, or 3.0%, compared to the prior year fourth quarter, primarily due to lower variable compensation and continued savings in payroll and benefits related expenses.
On October 20, 2011, the Partnership announced that its Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended September 24, 2011. On an annualized basis, this distribution rate equates to $3.41 per Common Unit. The $0.8525 per Common Unit distribution will be paid on November 8, 2011 to Common Unitholders of record as of November 1, 2011.
Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;
•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and
•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2010 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended September 24, 2011 and September 25, 2010
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010
Revenues
Propane	$142,524	$127,049	$929,492	$885,459
Fuel oil and refined fuels	15,124	14,411	139,572	135,059
Natural gas and electricity	16,373	18,276	84,721	77,587
All other	7,559	8,293	36,767	38,589

	181,580	168,029	1,190,552	1,136,694

Costs and expenses
Cost of products sold	107,208	92,999	678,719	598,451
Operating	65,498	67,938	279,329	289,567
General and administrative	14,249	14,275	51,648	61,656
Severance charges	—	—	2,000	—
Pension settlement charge	—	2,818	—	2,818
Depreciation and amortization	9,324	7,740	35,628	30,834

	196,279	185,770	1,047,324	983,326

Operating (loss) income	(14,699)	(17,741)	143,228	153,368
Loss on debt extinguishment	—	—	—	9,473
Interest expense, net	6,846	6,798	27,378	27,397

(Loss) income before provision for income taxes	(21,545)	(24,539)	115,850	116,498
Provision for income taxes	147	292	884	1,182

Net (loss) income	$(21,692)	$(24,831)	$114,966	$115,316

Net (loss) income per Common Unit — basic	$(0.61)	$(0.70)	$3.24	$3.26

Weighted average number of Common Units outstanding — basic	35,552	35,397	35,525	35,374

Net (loss) income per Common Unit — diluted	$(0.61)	$(0.70)	$3.22	$3.24

Weighted average number of Common Units outstanding — diluted	35,552	35,397	35,723	35,613

Supplemental Information:
EBITDA (a)	$(5,375)	$(10,001)	$178,856	$174,729
Adjusted EBITDA (a)	$(4,569)	$(6,642)	$179,425	$192,420
Retail gallons sold:
Propane	43,953	47,431	298,902	317,906
Refined fuels	3,978	5,128	37,241	43,196
Capital expenditures:
Maintenance	$2,748	$2,792	$10,146	$9,699
Growth	$2,295	$3,348	$12,138	$9,432
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments, loss on debt extinguishment, pension settlement charge and severance charges. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US-GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US-GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010
Net (loss) income	$(21,692)	$(24,831)	$114,966	$115,316
Add:
Provision for income taxes	147	292	884	1,182
Interest expense, net	6,846	6,798	27,378	27,397
Depreciation and amortization	9,324	7,740	35,628	30,834

EBITDA	(5,375)	(10,001)	178,856	174,729
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	806	541	(1,431)	5,400
Severance charges	—	—	2,000	—
Loss on debt extinguishment	—	—	—	9,473
Pension settlement charge	—	2,818	—	2,818

Adjusted EBITDA	(4,569)	(6,642)	179,425	192,420
Add / (subtract):
Provision for income taxes	(147)	(292)	(884)	(1,182)
Interest expense, net	(6,846)	(6,798)	(27,378)	(27,397)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(806)	(541)	1,431	(5,400)
Severance charges	—	—	(2,000)	—
Compensation cost recognized under Restricted Unit Plans	786	852	3,922	4,005
Loss (gain) on disposal of property, plant and equipment, net	72	(111)	(2,772)	38
Changes in working capital and other assets and liabilities	34,455	39,605	(18,958)	(6,687)

Net cash provided by operating activities	$22,945	$26,073	$132,786	$155,797

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.